EXHIBIT 10.2

LOAN NOTE INVESTMENT AGREEMENT
DATED JUNE 14, 2006

Dated 14 June 2006

(1)   METAL SANDS LIMITED

AND

(2)   RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED

AND

(3)   AMERICAN SOUTHWEST HOLDINGS, INC.

AND

(4)   ALAN JOWELL

AND

(5)   DEREK SATTERTHWAITE

AND

(6)   TREVOR JONES

AND

(7)   ADRIAN GRIFFIN

___________________________________________

LOAN NOTE INVESTMENT AGREEMENT
___________________________________________

Osborne Clarke One London Wall London EC2Y 5EB Telephone +44 (0) 20 7105 7000 Fax +44 (0) 20 7105 7005 SYDDMS-400990-v1-FC2

TABLE OF CONTENTS

Clause	Heading	Page No.

1	DEFINITIONS AND INTERPRETATION	1
2	CONDITIONS PRECEDENT	5
3	INVESTMENT	5
4	WARRANTIES	6
5	MATTERS REQUIRING CONSENT	7
6	PROVISION OF INFORMATION	9
7	RAB DIRECTOR	9
8	UNDERTAKINGS	10
9	PROTECTION AGAINST DILUTION	12
10	ISSUES OF SECURITIES AT LOWER PRICE	12
11	PRE-EMPTION RIGHTS	12
12	REALISATION POLICY	13
13	ANNOUNCEMENTS AND CONFIDENTIALITY	13
14	TAXES	13
15	COSTS CHARGES AND EXPENSES	14
16	AGREEMENT TO PREVAIL	14
17	RIGHTS OF THIRD PARTIES	14
18	DURATION OF OBLIGATION	14
19	ASSIGNMENT	14
20	AMENDMENTS, WAIVERS AND REMEDIES	15
21	SEVERANCE	15
22	NOTICES	15
23	ENFORCEMENT	16
24	FURTHER ASSURANCE	16
25	ENTIRE AGREEMENT	16

(i)

TABLE OF CONTENTS

Clause	Heading	Page No.

26	COUNTERPARTS	16
27	GOVERNING LAW AND JURISDICTION	16
1	POWERS	18
2	SHARES	18
3	SHARE CAPITAL STRUCTURE	18
4	CONSTITUTIONAL AND CORPORATE DOCUMENTS	19
5	INFORMATION	19
6	INSURANCE	19
7	LITIGATION	19
8	DEFAULT	20
9	ENVIRONMENTAL	20
10	RELATED PARTY TRANSACTIONS	20
11	AUTHORITY TO CARRY ON BUSINESS	21
12	FINANCE AND GUARANTEES	21
13	FINANCIAL AND OTHER RECORDS	21
14	INSOLVENCY	21
15	INTELLECTUAL PROPERTY	22
16	CONTRACTS	22

SCHEDULES
Schedule 1	RAB’S Subscription	18
Schedule 2	Warranties	18
Schedule 3	The Company	23

(ii)

THIS AGREEMENT is made on 14 June 2006 between:-

(1)	METAL SANDS LIMITED a company registered in England and Wales with company number 5528584 whose registered office at Minerva House, 5 Montague Close, London SE1 9BB (the “Company”);

(2)
RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED a company incorporated in the Cayman Islands whose head office is at Walker SPV Limited, Walker House, Mary Street, PO Box 908GT, Grand Cayman, Cayman Islands c/o RAB Capital Plc of 1 Adam Street, London, WC2N 6LE (“RAB”);

(3)	AMERICAN SOUTHWEST HOLDINGS, INC. of c/- Ashworth Mitchell and Brazelton, 4225 North Brown Avenue, Scottsdale, A285251, United States of America. (“ASWI”)

(4)	ALAN JOWELL of 1/ 94-98 Ramsgate Avenue, Bondi Beach, NSW, 2026 Australia

(5)	DEREK SATTERTHWAITE of 3 Roto Place, Lake Tekapo, 8770, New Zealand

(6)	TREVOR JONES of 11a Burton Street Mosman NSW, 2088, Australia

(7)	ADRIAN GRIFFIN of 35 Hubert Street Darlington WA 6070, Australia

WHEREAS

(A)
The Company is a private company limited by shares, short particulars of which are set out in Schedule 3, and at the date of this Agreement has an authorised share capital of £1,000,000 divided into 1,000,000,000 ordinary shares of £0.001 each, of which 1,000 of such shares are in issue and are fully paid. The Company has entered into an agreement with ASWI whereby the Company will issue 30,000,000 shares to ASWI as consideration for the purchase of the entire share capital of Metal Sands Pty Ltd (A.C.N 094 423 551)

(B)	RAB is proposing to invest in the Company by advancing funds amounting to £2,000,000 in return for the issue by the Company to RAB of the Loan Notes and the Warrants (each as defined below).

(C)	The Parties wish to enter into this Agreement to provide for the issue of the Loan Notes and the Warrants by the Company to RAB and to provide for certain other matters (the “Agreement”).

IT IS AGREED:-

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:-

“Act” means the Companies Act 1985 (as amended);

“Admission” or “Admitted” means admission of the entire issued share capital of the Company to AIM or another stock market approved by RAB;

“Agreed Form” means in relation to any document, such document in the form agreed between and initialled by or on behalf of RAB and the Company for the purpose of identification;

“AIM” means the AIM market of the London Stock Exchange;

“Articles” means the proposed new articles of association of the Company in the Agreed Form; “Board” means the board of directors of the Company from time to time;

“Budget” means the budget attached as Schedule 5 as may be amended with the consent of RAB (which consent shall not be unreasonably withheld);

“Business” means any business carried on by the Group Companies or any of them from time to time;

“Business Plan” means the business plan of the Company in the Agreed Form;

“Change of Control” means a person or group of persons acting in concert (the “Bidder”) making an offer for 50% or more of the issued ordinary shares of the Company and such offer being declared unconditional or the Bidder otherwise acquiring more than or controlling the voting rights attached to 50% or more of the issued ordinary shares of the Issuer;

“Completion” means the completion of the issue of the Loan Notes as set out in clause 3;

“Completion Date” means the date which is 2 Business Days after the date of this Agreement;

“Confidential Information” means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans and costs, profit and loss and other financial information (save to the extent published in audited accounts);

“Conversion Price” shall have the meaning ascribed to it in the Loan Note Instrument;

“Debenture” means the debenture granted by the Company to RAB on the date of this Agreement in relation to securing the principal amounts of the Loan Notes;

“Directors” means the directors of the Company from time to time;

“Disclosure Letter” means the disclosure letter in the Agreed Form provided by the Company to RAB prior to the date of this Agreement setting out disclosures against the Warranties;

“Exit Event” means by the Exit Date either:

(a)	admission accompanied by a simultaneous institutional placing or public offering of an amount of no less than £5,000,000; or

(b)	a Sale.

“Exit Date” means 31 December 2006 unless extended by the mutual agreement of RAB and the Company;

“Founders” means Alan Jowell, Derek Satterthwaite, Trevor Jones and Adrian Griffin;

“Funds” means the total investment by RAB of £2,000,000 in the Company pursuant to the Investment Documents together with any other amount invested in the Company on the same terms as this Agreement;

“Governor Broome Tenements” means those tenements listed in Schedule 4;

“Group” means the Company and any subsidiary or subsidiary undertaking of the Company from time to time including, with effect from Completion and unless the contrary is expressed, “member of the Group” or “Group Company” shall have a corresponding meaning;

“Intellectual Property” means copyrights, trade and service marks, trade names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how including Confidential Information, registered designs, design rights, patents, utility models, all rights of whatsoever nature in software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered and including all granted registrations and all applications for registration in respect of any of the same, and used or enjoyed by the Company or any Group Company;

“Investment Documents” means this Agreement, the Loan Note Instrument, the Debenture and the Warrant Instrument;

“Loan Notes” means the secured convertible loan notes granted by the Company to RAB on the date of this Agreement pursuant to the Loan Note Instrument;

“Loan Note Instrument” means the loan note instrument in the Agreed Form relating to the issue of £2,000,000 secured convertible loan notes granted by the Company to RAB on the date of this Agreement;

“Lower Price Securities” has the meaning ascribed to it in Clause 10;

“Lower Subscription Price” has the meaning ascribed to it in Clause 10;

“Ordinary Shares” means the Ordinary Shares of £0.001 each in the capital of the Company;

“Permitted Security” has the meaning in the Loan Note Instrument;

“RAB Directors” means the person or persons appointed as non-executive director(s) of the Company (or a Group Company) at the election of RAB pursuant to Clause 7;

“Sale” means the sale of the entire assets or issued share capital of the Company;

“Share Capital” means the whole of the issued ordinary share capital of the Company;

“subsidiary” and “subsidiary undertaking” have the meanings set out in the Act;

“Warrant Instrument” means the instrument in the Agreed Form executed by the Company on the date of this Agreement in relation to the grant of the Warrants upon the redemption or conversion of the Loan Notes;

“Warrants” means the warrants to be granted by the Company to RAB pursuant to the Warrant Instrument;

“Warranties” means the warranties contained in Clause 4.1 and Schedule 2 each being a “Warranty”; and

“Warrantor” means the Company and American Southwest Holdings, Inc.

1.2	Interpretation and Construction

1.2.1	Unless otherwise defined in this Agreement or the context requires otherwise, words and phrases defined in the Articles have the same meanings where used in this Agreement.

1.2.2	In this Agreement, unless otherwise specified or the context otherwise requires:-

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

(d)	reference to a Recital or Clause is to the relevant recital or clause of this Agreement;

(e)	reference to a Schedule is to the relevant schedule to this Agreement and reference to a paragraph is to a paragraph in a Schedule;

(f)
reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(g)
reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as its application is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it except to the extent that any extension, application, amendment, consolidation, re-enactment modification or construction takes effect after the date of this Agreement and has the effect of increasing or extending any obligation or liability or otherwise adversely affects the rights of, any party; and

(h)
reference to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation or any association, partnership or unincorporated body (whether a not having separate legal personality) or two or more of the foregoing.

1.2.3	Headings used in this Agreement shall not affect its construction or interpretation.

1.2.4	The Schedules and Recitals form part of this Agreement and have the same force and effect as if expressly set out in full in the operative part of this Agreement.

1.2.5	Obligations and liabilities assumed by more than one person in this Agreement are assumed jointly and severally unless otherwise expressly specified.

1.2.6
Where any of the Warranties are qualified by the expression “so far as the Warrantors are aware” or any similar expression the relevant Warranty shall be given on the basis that it is given after the Warrantors have made all reasonable enquiries into the subject matter of the Warranty so qualified.

1.3	Other references

1.3.1	In this Agreement save where otherwise provided a reference to:-

(a)	“writing” or “written” includes faxes and any non-transitory form of visible reproduction or words and includes electronic mail; and

(b)	a “business day” means a day, other than a Saturday or a Sunday, on which clearing banks are open for commercial business in London.

2	CONDITIONS PRECEDENT

2.1	Conditions Precedent

[Not used]

3	INVESTMENT

3.1	Completion

On the Completion Date, to the extent any of the same have not already been completed:-

3.1.1	The Company shall execute the Loan Note Instrument and the Debenture;

3.1.2
RAB shall subscribe in cash, by direct deposit into that bank account of the Company specified in Clause 3.3, for that number of Loan Notes shown against its name in Column (2) of Schedule 1 at the price shown in Column (3) of Schedule 1 and the Company shall allot and issue to RAB (or such person as RAB may nominate) such Loan Notes fully paid and shall deliver to RAB (or such person as RAB may nominate) a duly executed loan note certificate therefor and ensure that RAB or its nominee is registered as the holder of such Loan Notes in the register of Loan Note holders which the Company is obliged to create and maintain under the terms of the Loan Note Instrument;

3.1.3	the Company shall provide RAB with a certified copy of the minutes of a meeting of the Board in the Agreed Form approving, inter alia, each of the matters referred to above.

3.2	RAB Loan Note and Share Warrants

Immediately following RAB’s subscription for Loan Notes pursuant to Clause 3.1, (assuming no Loan Notes have been converted) the Loan Note holdings in the Company shall be as shown in Column (2) of Schedule 1.

3.3	Company Bank Account

RAB shall arrange for the deposit of subscription sums pursuant to Clauses 3.1 and 3.2 into the following bank account of the Company:-

Intermediary Bank:	[Name of RAB’s Intermediary Bank and Swift BIC Code]

For Credit of:	National Australia Bank

Swift:	NATAAU33025

For Credit of Account number:	METLD GPB 01

3.4	Use of Funds

The Company shall use the Funds to upgrade the existing mineral sands resources to a reserve category and to complete a pre-feasibility study on such resource. The Funds will be used in accordance and consistent with the Budget which is in the Agreed Form.

4	WARRANTIES

4.1	Warranties

In consideration of RAB agreeing to invest in the Company and enter into and become party to this Agreement, the Warrantors represent and warrant that each of the Warranties are true and accurate as the date of this Agreement and the date of issue of the Loan Notes.

4.2	Reliance

The Warrantors acknowledge that RAB has entered into this Agreement in reliance upon the truth and accuracy of the Warranties.

4.3	Claims

The Warrantors hereby waive any and all claims which it might have against any other member of the Group or any officer, employee, agent or adviser of any of them in connection with any claim made by RAB under this Agreement.

4.4	Limitations on Warranties

4.4.1
The Warrantors shall not be liable in respect of any and all claims for any breach of Warranties (a “Relevant Claim”) unless written notice, setting forth in reasonable detail the Relevant Claim and delivered pursuant to clause 22.2 to the party or parties against whom liability for the claimed breach is charged, shall have been given on or before an Exit Event (provided that RAB is given 14 business days notice of the Exit Event and at the same time receives the Admission Document, Information Memorandum or other relevant information in relation to the Exit Event).

4.4.2	The limitations on the Warrantors’ liability in this clause 4.4 shall not apply to the extent that a Relevant Claim arises out of a Warrantor’s fraud, wilful non-disclosure or knowing omission.

4.4.3	No liability of any warrantor in respect of any claim for breach of any Warranty shall arise to the extent that:

(a)
it arises or is increased as a result of the passing of any legislation (or the making of any subordinate legislation) with retrospective effect, or by reason of any change to taxation authority practice, occurring after the date the Warranty is given; or

(b)	the claim arises wholly or partly out of or is increased by a contingent liability unless and until such contingent liability becomes an actual liability; or

(c)	the claim arises out of or is increased by any change in the law or its interpretation or administration or any change in the practice of any authority arising after the date the Warranty is given; or

(d)
the matter giving rise to the claim is remediable unless within 60 days of RAB having become aware of such matter, RAB has given written notice to the Vendor and such matter has not been fully remedied by the Warrantor without cost to RAB within 30 days of the service of such notice; or

(e)	any matter giving rise to the claim is fairly disclosed in the Disclosure Letter this Agreement or the Agreed Form documents set out in Schedule 6.

4.4.4
Save in the case of fraud, wilful non-disclosure or any knowing omission the aggregate amount that RAB shall be entitled to recover from the Warrantors under the Warranties shall be limited to the amount subscribed by the subscribers for the Loan Notes and the subscribers shall not be entitled to recover any indirect or consequential loss.

5	MATTERS REQUIRING CONSENT

5.1	RAB Consent

Until Admission each of the Company and RAB agree that the following acts, unless required by the Investment Documents, shall not be carried out without the prior written consent of RAB (such consent not to be unreasonably withheld) and they shall each use their respective rights and powers whether as a Director, shareholder or otherwise to procure, so far as he or it is able, that no such act is carried out unless such consent has been given:

5.1.1	the variation of the issued or authorised share capital of the Company including the issue of any option, loan notes or Ordinary Shares save as permitted under clause 9;

5.1.2	the variation of the rights attaching to shares in the capital of the Company;

5.1.3	the alteration of the Articles;

5.1.4
the declaration or distribution of any dividend or other payment out of the distributable profits of the Company (other than as required by the Articles) or of any other Group Company (other than a wholly-owned subsidiary to its parent company);

5.1.5	the reduction of the Company’s share capital, share premium account, capital redemption reserve or any other reserve (other than as required by the Articles);

5.1.6	the reduction of any uncalled liability in respect of partly paid shares of the Company or any other Group Company;

5.1.7	the taking of steps to wind up or dissolve the Company or any other Group Company;

5.1.8
the disposal (including the lease to a third party), (other than a Sale where the consideration for the Sale is equal to or greater than £40,000,000 to be paid in cash upon completion and where arrangements are established for the distribution of such consideration to the Company’s shareholders), or acquisition by the Company or any other Group Company in any financial year of:

(i)	any asset;

(ii)	the whole or a significant part of an undertaking; or

(iii)	a subsidiary undertaking

with value in excess of £250,000, and for the purpose of this clause 5.1.8 all disposals or acquisitions in any one financial year shall be aggregated;

5.1.9	any material change in the nature of the business of the Company or any other Group Company;

5.1.10
the appointment or termination of employment of any employee of the Company or any other Group Company whose total remuneration is to be or is in excess of AUD175,000 a year or the variation of the remuneration or other benefits of any such employee;

5.1.11
the entry into, termination or variation of any contract or arrangement between (1) the Company or any other Group Company and (2) a Director or a person who in relation to a Director is a connected person, including the variation of the remuneration or other benefits under any such a contract or arrangement and the waiver of any breach of any such a contract or arrangement;

5.1.12
the incurring by the Company or any other Group Company of any borrowing or any other indebtedness or liability in the nature of borrowing (other than trade credit arising in the ordinary course of trading) in excess of AUD200,000;

5.1.13
the creation of any mortgage, charge or other encumbrance over any asset of the Company or any other Group Company (other than a Permitted Security) and the giving of any guarantee by the Company or any other Group Company, or the making of any loan or granting of any credit to any person save for trade credit arising in the ordinary course of trading;

5.1.14
the entering into by the Company or any other Group Company of any contract or arrangement outside the ordinary course of business or otherwise than at arm’s length or the entering into of any joint venture, partnership, consortium or other investor arrangement; or

5.1.15	the incorporation of a new subsidiary undertaking of the Company or the acquisition by the Company or any other Group Company of an interest in any shares in the capital of any body corporate;

5.2	Pre-Approved Matters

No consents for any matters set out in Clause 5.1 will be required to the extent that the matter in question is specifically envisaged and provided for in the Business Plan, the Budget or the Investment Documents, or any subsequent business plan of the Company approved by RAB.

6	PROVISION OF INFORMATION

6.1	Financial and Business Information

6.1.1
The Company will provide to RAB any information about the financial position and/or business capital and debt structure and general affairs of the Company which RAB reasonably requests from time to time (including any information that a director of the Company is entitled to receive).

6.1.2
If there is a Change of Control, the Company will immediately notify RAB in writing (the “Notification”) and shall provide RAB with all reasonably requested details of such Change of Control. Within 60 days of receipt by RAB of the Notification RAB shall be entitled to demand the immediate repayment of all outstanding loans under the Loan Note Instrument or the immediate conversion of all outstanding Loan Notes.

6.1.3
In the event that RAB requires the repayment or conversion of the Loan Notes pursuant to Clause 6.1.2 above, any accrued interest on the amount of the Loan Notes shall be immediately repayable by the Company and RAB may require such interest to be repaid or converted into Ordinary Shares .

6.2	Information sharing

6.2.1
The RAB Director, if appointed, shall be entitled to report to RAB on the affairs of the Group and to disclose such information concerning the Group to RAB’s professional advisors and managers or advisors as he/she reasonably considers appropriate.

6.2.2
RAB may provide on a confidential basis any information they are entitled to receive under this Agreement to the unitholders or the partners or prospective unitholders in RAB or any other investor or prospective investor in RAB, to clients on whose behalf they have purchased and/or subscribed for shares in the capital of the Company, to any person who manages the affairs of RAB, to prospective investors in any new fund being promoted by RAB Capital plc, or to other professional investors and/or third parties for fundraising related and/or marketing purposes where RAB Capital plc reasonably requires to provide such information to such parties for such purpose.

7	RAB DIRECTOR

7.1
Whilst and so long as RAB holds shares or Loan Notes in the Company prior to Admission, RAB shall be entitled to appoint by written notice to the Company from time to time such number of persons to be the RAB Directors that is equal to the greater of one and the number of directors which represents the percentage of the Board that is equal to the percentage of Ordinary Shares into which the Loan Notes may convert pursuant to the Loan Note Instrument. RAB shall also be entitled to have included in the Articles (and the articles of association of every member of the Group) a provision to this effect.

7.2
In addition to the appointment of the RAB Director(s) pursuant to Clause 7.1, RAB shall have the right to appoint a person to attend meetings of the board of directors of the Company and/or any Group Company as an observer (the “RAB Observer”). The RAB Observer shall be entitled to see all documents considered at such meetings, to receive copies thereof, and to speak at but not to vote at such meetings. The RAB Observer shall have the same rights and restrictions as the RAB Director(s) in relation to the passing of information to RAB, its advisers as set out in Clause 7.1 above.

8	UNDERTAKINGS

8.1	Restrictions after termination

8.1.1	Definitions

The Founder(s) hereby agree(s) with the Company and RAB that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon them by law, they will be bound by the covenants and undertakings contained in Clauses 8.1.2 to 8.1.5. In this Clause 8, unless the context otherwise requires:

“Critical Employee” means any person who was a director, employee or consultant of the Company and/or any other member of the Group at any time within the Relevant Period who by reason of that position and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company and/or any other member of the Group is likely to cause damage to the Company if he were to leave the employment of the Company and/or any other member of the Group and become employed by a competitor;

“Customer” means any person to which the Company and/or any other member of the Group distributed, sold or supplied Restricted Goods or Restricted Services during the Relevant Period and with which, during that period either the Founder or any employee under the direct or indirect supervision of the Founder(s) had material dealings in the course of the Employment;

“Employment” means the employment of the Founder(s) with the Company or any of its subsidiaries;

“Prospective Customer” means any person with which the Company and/or any other member of the Group had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Goods or Restricted Services and with which during such period the Founder(s) or any employee who was under the direct or indirect supervision of the Founder(s) had material dealings in the course of the Employment;

“Relevant Period” means the period of 12 months immediately preceding the Termination Date;

“Restricted Area” means any other country in the world where, on the Termination Date, the Company dealt in Restricted Goods or Restricted Services;

“Restricted Goods” means any products, equipment or machinery, researched into, developed, manufactured, distributed or sold by the Company and/or any other member of the Group and with which the duties of the Founder(s) were materially concerned or for which he was/they were responsible during the Relevant Period, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;

“Restricted Period” means the period commencing on the Termination Date and continuing for 12 months;

“Restricted Services” means any services supplied by the Company and/or any other member of the Group and with which the duties of the Founder(s) were materially concerned or for which he was/they were responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and/or any other member of the Group and with which, during that period, the Founder(s) or any employee under the direct or indirect supervision of the Founder(s) had material dealings in the course of the Employment; and

“Termination Date” means the date on which the Employment terminates;

8.1.2	Restrictive covenants

Each Founder confirms that, neither during the Employment nor during the Restricted Period, without the prior written consent of the Company and RAB, whether by himself, through his employees or agents or otherwise and whether on his own behalf or on behalf of any person, directly or indirectly, he will not:

(a)	so as to compete with the Company and/or any other member of the Group solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services;

(b)
so as to compete with the Company and/or any other member of the Group accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services;

(c)
so as to compete with the Company and/or any other member of the Group within the Restricted Area, be employed or engaged or at all interested in (except as a minority holder) a business or person which is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services, if the business is or seeks to be in competition with the Company and/or any other member of the Group. For the purposes of this Clause 8.1.2(c), acts done by the Founder outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to engage in such acts within the Restricted Area;

(d)
solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Critical Employee (and with whom the Founder had dealings during the Relevant Period) to cease working for or providing services to the Company and/or any other member of the Group, whether or not any such person would thereby commit a breach of contract;

(e)
employ or otherwise engage any Critical Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services if that business is, or seeks to be, in competition with the Company and/or any other member of the Group; or

(f)
solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and/or any other member of the Group and shall not interfere in any way with any relationship between a Supplier and the Company and/or any other member of the Group.

8.2	Severance

8.2.1
The restrictions in this Clause 8 (on which each Founder has had the opportunity to take independent advice, as each hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

8.3
Each Founder undertakes to RAB to use best endeavours to satisfy the business objectives of the Group including the agreed financial projections, milestones, goals and conditions as set out in the Business Plan.

9	PROTECTION AGAINST DILUTION

9.1
Prior to an Exit Event the Company shall not without the prior written consent of RAB issue shares or other securities including but not limited to warrants or loan notes on terms that are in whole or in part more preferential than those contained in the Loan Notes including in respect of voting, dividends and entitlements on winding up.

9.2	Prior to an Exit Event the Company shall not issue warrants or options to its directors, officers or other employees except where such options or warrants:

(a)	carry an exercise price of not less than the price per Share at where a placing or public offering takes place;

(b)	are exercisable for a period of no greater than two years from the date of issue; and

(c)	are in respect of no more than 10% of the fully diluted issued share capital of the Company.

10	ISSUES OF SECURITIES AT LOWER PRICE

Prior to an Exit Event if the Company undertakes an issue of shares or convertible securities with substantially the same or more beneficial rights in respect of voting, dividends and entitlements on winding up (the “Lower Price Securities”) at a subscription price (the “Lower Subscription Price”) (whether for cash or non cash consideration) of less than the Conversion Price of the Loan Notes at any time on or before the conversion or redemption of the Loan Notes, RAB shall have the right to convert the Loan Notes at such Lower Subscription Price.

11	PRE-EMPTION RIGHTS

11.1
Except in conjunction with an Exit Event, if prior to an Exit Event the Company proposes to issue shares or other securities including warrants or loan notes to a third party for cash consideration (excluding bona fide issues of shares or options to directors or employees under an approved incentive plan), the Company shall notify RAB in writing and shall offer a pro rata amount of such securities on a pre-emptive basis to RAB on the same terms based on the percentage of the fully diluted issued capital held (or that could be held by RAB upon conversion of all Loan Notes).

11.2	RAB shall have a period of five business days from the receipt of a notice from the Company pursuant to Clause 11.1 above during which to give written acceptance of such offer to the Company.

12	REALISATION POLICY

12.1	Exit

12.1.1	The Parties confirm their intention by the Exit Date to work towards an Admission to be accompanied by a placing with institutional investors or public offering at least equal to £5,000,000.

12.1.2	Aim Advisers

For the purposes of Admission, RAB shall be consulted on the terms of the Admission (including placing price) and the identity of all advisers including the Nomad and broker.

13	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1	Except as permitted under Clause 6 or:-

(a)	as required by law or by any appropriate regulatory authority; or

(b)	as regards information which is publicly available (other than by reason of any wrongful disclosure of the same by the party concerned); or

(c)	with prior consent of RAB;

no party hereto shall make any announcement concerning or otherwise disclose or divulge RAB’s or RAB Capital plc’s involvement with or interest in the Group including (without limitation) any of the terms of this Agreement.

13.2	Non-disclosure

The Parties hereto agree to treat as confidential and not to disclose or communicate to any person other than their officers, employees or professional persons subject to a similar duty of confidentiality any documents or other information of a confidential nature (“Information”) which they may obtain and which in any way relates to the Business or affairs of the Company, unless disclosure of such Information is expressly permitted by the Agreement or is required by law or regulation.

13.3	Survival of confidentiality obligations

The obligations of confidentiality imposes by this clause shall survive the termination of this agreement but shall not apply to information which is or properly becomes a matter of public knowledge other than through default on the part of any party hereto.

14	TAXES

14.1
All payments made by the Company to RAB pursuant to this Agreement or the Loan Note Instrument shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for such deductions or withholdings as are required by law.

14.2
If the Company is required by law to make any deduction or withholding from any payment made to RAB pursuant to this Agreement or the Loan Note Instrument it shall do so and the sum due in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding RAB receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and retained had no such deduction or withholding been required to be made.

14.3
Provided that the Company has fully complied with its obligations under Clause 14.2, if it is subsequently found that there arises a corresponding credit or right to repayment of tax for RAB in connection with any deduction or withholding made pursuant to Clause 14.2 and such credit or repayment is received by RAB, RAB shall promptly pay to the Company an amount equal to such credit or repayment (after deduction of any reasonable costs incurred in obtaining it) and without interest, save to the extent that interest or repayment supplement is included (or allowed) in such credit or repayment. For this purpose, no credit shall be taken to have been received by the RAB unless it shall have relieved the RAB of a present obligation to pay tax.

15	COSTS CHARGES AND EXPENSES

Professional Advisers

Except as provided in this Agreement the Company shall pay its own and RAB’s costs, charges and expenses relating to the negotiation, execution and implementation of the Investment Documents.

16	AGREEMENT TO PREVAIL

If any provision of this Agreement is inconsistent with the Articles, this Agreement shall prevail and the Company shall take all reasonable action to procure any changes to the Articles requested by RAB to deal with any such inconsistency.

17	RIGHTS OF THIRD PARTIES

The terms of this Agreement may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

18	DURATION OF OBLIGATIONS

Notwithstanding Completion each and every right and obligation of the parties under this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect until the earlier of the date that either RAB ceases to own any Ordinary Shares, Loan Notes or Warrants issued by the Company or an Exit Event occurs, whereupon the obligations of the parties shall cease and determine.

19	ASSIGNMENT

19.1	Assignment of Interest(s)

19.1.1
Except as provided in this Clause 19, no Party shall be entitled to assign, transfer or otherwise delegate (in whole or in part) his or its rights or sub-contract any of his or its obligations under this Agreement or transfer any shares in the Company except as provided in the Articles.

19.1.2	RAB shall be entitled to assign the benefit of this Agreement to any person to whom it shall have transferred any shares in accordance with the provisions of the Articles and this Agreement.

20	AMENDMENTS, WAIVERS AND REMEDIES

20.1	Amendments

No amendment or variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

20.2	Waivers and remedies

20.2.1	The rights of each Party under this Agreement:-

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

20.2.2	Delay in exercising or non-exercise of any right under this Agreement is not a waiver of that right.

20.2.3	Partial exercise of any right under this Agreement shall not preclude any further or other exercise of that right or any other right under this Agreement.

21	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:-

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

22	NOTICES

22.1	Writing

Any notice or communication to be given under or in connection with the matters contemplated by this Agreement shall be in writing (not including, for the purposes of this Clause 22, electronic mail).

22.2	Service

Any notice or communication referred to in Clause 22.1 shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post (air mail if sent overseas) to the address of the relevant Party set out in this Agreement (or as otherwise notified by that Party under this Agreement).

22.3	Deemed receipt

Any notice or communication referred to in Clause 22.1 shall be deemed to have been received:-

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 24 hours from the date of posting (72 hours if sent by air mail); and

(c)	if sent by facsimile on receipt by the sender of a successful transmission report.

23	ENFORCEMENT

Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law, nor affect the right to bring proceedings in any other jurisdiction whether in connection with this Agreement or for the purpose of the enforcement or execution of any judgment or other award obtained against any party in the courts of England and Wales or as a result of arbitration proceedings conducted in England and Wales.

24	FURTHER ASSURANCE

Each Party shall procure the passing of such resolutions, and shall execute such documents and waivers and generally do everything further required by RAB to give effect to this Agreement.

25	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto.

26	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate parts, all of which taken together shall be deemed to constitute one and the same document.

27	GOVERNING LAW AND JURISDICTION

27.1	Governing law

This Agreement shall be governed by and construed in accordance with the law of England and Wales.

27.2	Jurisdiction

Each Party hereby irrevocably submits to the exclusive jurisdiction of the Courts of England and Wales as regards any claim, dispute or matter arising out of or in connection with this Agreement or its implementation or effect.

EXECUTED and DELIVERED as a deed on the date first above written.

SCHEDULES

Schedule 1

RAB’s subscription schedule

(1) Name	(2) No. of Loan Notes to be subscribed	(3) Loan Note Subscription Price (£)	(4) Total Investment (£)
RAB Special Situations (Master) Fund Limited	2,000,000	1	2,000,000

Schedule 2

Warranties

1	Powers

1.1	The Company is duly incorporated and registered in England. Each subsidiary of the Company is duly incorporated and registered in its relevant jurisdiction.

1.2
The Company has power and authority to enter into and perform this Agreement and any other documents referred to in it, in particular, to issue the Loan Notes and Warrants in the manner proposed without any sanction or consent by members of the Company or any class of them and there are no other consents, authorizations or approvals required by the Company in connection with the entering into and the performance of this Agreement and issue of the Loan Notes and Warrants which have not been irrevocably and unconditionally obtained.

1.3
This Agreement and the other documents referred to in it constitute (or will constitute when executed) valid, legal and binding obligations on the Company in the terms of this Agreement and the documents.

1.4	Compliance with the terms of this Agreement and the documents referred to in it will not breach or constitute a default under any of the following:

(a)	any provision of the memorandum or articles of association or equivalent constitutional documents of the Company;

(b)	any agreement or instrument to which the Company is a party or by which it is bound;

(c)	any order, judgment, decree or other restriction applicable to the Company; or

(d)	any limits, powers or restrictions binding upon the Company.

2	Shares

2.1
The Ordinary Shares to be issued pursuant to terms of this Agreement, Loan Note Instrument and the Warrant Instrument shall be issued to RAB fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever, with full title guarantee and other interests, together with all rights now or subsequently attaching to them, including, without limitation, the rights to receive all dividends and other distributions declared, made or paid hereafter.

2.2	The Company does not:

(a)	hold or beneficially own, or has agreed to acquire, any securities of any corporation other than Metal Sands Pty Ltd; or

(b)	have membership in any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

3	Share capital structure

3.1	Immediately following the issue of the Loan Notes and the Ordinary Shares, the entire issued share capital of the Company will comprise:

Total number of ordinary shares on issue: 31,000,000

Total number of options to acquire ordinary shares on issue: 0

Total number of warrants to acquire ordinary shares on issue: 0

3.2	Set out below is all securities which it is currently intended or contemplated to be issued by the Company within the period of 12 months following the date of this Agreement:

4	Constitutional and corporate documents

4.1	The copies of the constitutional and corporate documents of Group Companies disclosed to RAB or its advisers are true, accurate and complete in all respects.

4.2	All statutory books and registers of the Group have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

4.3
So far as the Company is aware, all returns, particulars, resolutions and other documents which the Group is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, one responsible for maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered.

5	Information

5.1
There is not, so far as the Company is aware, material information that has not been disclosed which, if disclosed, might reasonably affect the willingness of RAB to subscribe for the Ordinary Shares on the terms of this Agreement.

5.2	So far as the Warrantors are aware, all information disclosed in writing to RAB which is set out in Schedule 6 is accurate and correct in all material respects.

6	Insurance

6.1	The insurance polices maintained by or on behalf of the Group give adequate cover against the risks that are normally insured against by a person carrying on the same type of business as the Group.

6.2	So far as the Company is aware there are no material outstanding claims under, or in respect of the validity of, any of those policies.

7	Litigation

7.1
The Group nor, so far as the Company is aware, any person for whom the Group is or may be vicariously liable is or has been involved in any civil, criminal, arbitration or other proceedings (including, for this purpose, any governmental, regulatory or similar investigation or enquiry) and no such proceedings are pending or threatened and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such proceedings.

7.2	No director of the Group is, to the extent that it relates to the business of the Group, engaged in or subject to anything mentioned in paragraph 7.1.

8	Default

8.1
No event or circumstance has occurred or arisen or, so far as the Company is aware, is about to occur or arise by reason of which any person is, or would be, or could with the giving of notice and/or lapse of time and/or a relevant determination become entitled to require repayment prior to its stated maturity, or to take any step to enforce security for, any borrowings or indebtedness in the nature of borrowing of the Group and the Group has not received notice from any person to whom any indebtedness which is repayable on demand is owed demanding repayment of the same and the Company is not otherwise aware that any such person proposes to demand repayment of, or to take any step to enforce any security for, the same.

8.2
No event or circumstance has occurred or arisen or, so far as the Company is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which the Group is a party or by which any such company or any of its properties, revenues or assets are bound, and which would in any such case have a material adverse effect on the businesses, assets or prospects of the Group taken as a whole.

9	Environmental

9.1
The Company and each subsidiary has not received prior written notification of any material breach of Environmental Law. For the purposes of this paragraph “Environmental Law” shall mean all laws, regulations, directives, statutes, subordinate legislation, common law and other national and local laws, all judgements, orders, instructions or awards of any court or competent authority and all codes of practice and guidance notes to the extent enforce and legally binding on the Group which have as a purpose or effect the protection of the Environment but excluding for the avoidance of doubt any of the above which regulate land use under the town and planning regime. For the purposes of this paragraph “Environment” shall mean any and all living organisms (including man) and the ecosystems of which they form part and the media of air, water and land.

10	Related party transactions

10.1
All transactions which would be treated as a transaction with a “related party“ (including a director, a shareholder or a company or entity in which a director or shareholder has an interest) under the AIM Rules (if the Company were an AIM Company (as defined in the AIM Rules)) in respect of the Company or any subsidiary have been fully disclosed in writing to RAB.

10.2	None of the directors, officers, employees, agents or other persons acting on behalf of the Group has been party to:

(a)
the use of any assets of the Group for unlawful contributions, gifts, entertainment or other unlawful expenses relating to the making of any direct or indirect unlawful payment to employees or directors from such asset; or

(b)	the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; or

(c)	the making of any false or fictitious entries in the books or records of the Group; or

(d)	the making of any unlawful payment.

10.3
For the purposes of this paragraph 10, “AIM Rules” means the rules contained in the booklet “AIM RULES FOR COMPANIES” published by London Stock Exchange plc and those other rules of London Stock Exchange plc which govern the admission of securities to trading on, and the regulation of, AIM

11	Authority to carry on business

11.1	So far as the Warrantors are aware, the Group has at all times conducted its business in accordance with all applicable laws and regulations.

11.2
All material licenses, permissions, authorizations and consents required for carrying on the businesses of the Group have been obtained and are in full force and effect as at the date of this letter and, so far as the Company is aware, there are no circumstances which might lead to any of such licenses, permissions, authorizations and consents being revoked, suspended or refused renewal. So far as the Company is aware the Group has complied with the terms of any such licenses and with the rules of any regulatory body by which the Group is bound (“Regulatory Body”) and it is not subject to any order of or investigation by any such Regulatory Body, nor, so far as the Company is aware, has it received or is it likely to receive any process notice or communication on behalf of such Regulatory Body.

12	Finance and guarantees

12.1	The total amount borrowed by each Group Company does not exceed any limitations on the borrowing powers contained:

(a)	in the memorandum and articles of association (or equivalent documents) of the relevant Group Company; or

(b)	in any debenture or other deed or document binding on the relevant Group Company.

13	Financial and other records

13.1	All financial and other records of the Group:

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters that ought to appear in them; and

(c)	do not contain any material inaccuracies or discrepancies.

13.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

13.3	All statutory records required to be kept or filed by the Group have been properly kept or filed.

14	Insolvency

14.1	No Group Company is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable and has not stopped paying its debts as they fall due.

14.2
No Group Company has taken any action, nor have any other steps been taken or legal proceedings started or threatened against any member of a Group Company, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

15	Intellectual Property

15.1	The Company is the sole legal and beneficial owners of the Intellectual Property.

15.2	The Company is the sole registered proprietors of all of the Intellectual Property capable of registration on a public register, anywhere in the world.

15.3
The Intellectual Property is valid and subsisting, is not the subject of any current, pending or threatened challenge, claim or proceeding, including for opposition, cancellation, revocation or rectification, and has not been the subject of any such challenge, claim or proceeding, and there are no facts or matters which might give rise to any such challenge, claim or proceeding.

15.4
All registration and/or renewal fees regarding the Intellectual Property due on or before Completion have been paid in full and there are no registration and/or renewal fees regarding the Intellectual Property that shall be due for payment during the period of 120 days from the Completion Date.

16	Contracts

All contracts and agreements of the Company are valid and enforceable in accordance with their terms.

Schedule 3

The Company

METAL SANDS LIMITED

Registered number:	5589527

Registered ffice:	Minerva House, 5 Montague Close, London SE1 9BB
Date of incorporation:

Directors:	Derek William Satterthwaite (Chairperson) Adrian Christopher Griffin Trevor Abel Jones Alan Richard Jowell

Secretary:	Reed Smith Corporate Services

Authorised share capital:	£1,000,000 divided into 1,000,000.000 ordinary shares of £0.001 each

Issued share capital	1,000,000 Ordinary Shares

Shareholders	American Southwest Holdings Inc: 100%

Schedule 4

Governor Broome Tenements

Tenement no.	Date of application	Date of grant	Expiry	Current area (Ha)
Granted tenements
E70/2372	22/09/00	09/01/02	08/01/07	8926.70
E70/2415	05/01/01	09/11/01	08/11/06	3407.43
E70/2655	27/01/04	28/11/05	27/11/10	4440.35
Tenement applications
ELA 70/2464	01/08/01			19849.62
ELA 70/2534	15/08/02			4532.04
ELA70/2559	25/11/02			4542.71
ELA 70/2708	17/08/04			6813.46

Schedule 6 - List of Written Disclosures

Loan Investment Agreement

1)	Disclosures contained within the Due Diligence File (April 2006) summaries as follows:
a.	Structure
i.	Shareholders of the Company, its Parent (American Southwest Inc, and the Parents subsidiaries and proposed subsidiaries.
b.	Corporate
i.	Metal Sands Limited - Company Profile
ii.	Metal Sands Limited ACN: 094 423 551 - Constitution
iii.	Metal Sands Limited - Certificate of Incorporation
iv.	Metal Sands PTY LTD - Certificate of Registration and conversion to a proprietary company
v.	Metal Sands Limited - Memorandum and articles of Association
vi.	Africa Pacific Capital - Mandate for Seed Capital Raising 23 December 2005
c.	Business
i.	Business Plan and Budget
ii.	Current Presentation
iii.	List of professional advisors
d.	Documents for Title of Assets
i.	Smyth Thomas Report
ii.	Metal Sands Pty Ltd / Metal Sands Australia Pty Ltd Agency agreement
iii.	Governor Broome Acquisition by the Company dated 8 December 2005
e.	Contracts
i.	Disclosures on Related Party Trading
ii.	Memorandum of Understanding between Doyle Capital and CNMC
iii.	Africa Pacific Capital Limited Mandate dated 23 December 2005
iv.	Banking Details
f.	Employment
i.	Directors remuneration & Options
g.	Property
i.	Lease of Premises
h.	Legal compliance and Litigation
i.	Proposed Transactions

EXECUTED as a DEED by
METAL SANDS LIMITED
acting by:

/s/ Alan Jowell	Director	/s/ Trevor Jones	Director

Alan Jowell	Name	Trevor Jones	Name

EXECUTED as a DEED by
RAB SPECIAL SITUATIONS (MASTER) FUND LIMITED
acting by:

/s/ Benjamin Hill	Authorised Signatory	/s/ Fraser McGee	Authorised Signatory

Benjamin Hill	Name	Fraser McGee	Name

EXECUTED as a DEED by
AMERICAN SOUTHWEST HOLDINGS, INC
acting by:

/s/ Alan Doyle	Authorised Signatory	/s/ Peter Holsworth	Authorised Signatory

Alan Doyle (President)	Name	Peter Holsworth (Director)	Name

EXECUTED as a DEED by
ALAN JOWELL

/s/ Alan Jowell

In the presence of:

/s/ Ging Tsouboures	Signature of Witness

Ging Tsouboures	Name

415 Shenton Ave, Bankstown	Address

Accountant	Occupation

EXECUTED as a DEED by
DEREK SATTERTHWAITE

/s/ Derek Satterthwaite

In the presence of:

/s/ Theresa Brucciani	Signature of Witness

Theresa Brucciani	Name

290 Railway PDE, West Leederville WA 6007	Address

Administrator	Occupation

EXECUTED as a DEED by
TREVOR JONES

/s/ Trevor Jones

In the presence of:

/s/ Ging Tsouboures	Signature of Witness

Ging Tsouboures	Name

415 Shenton Ave, Bankstown	Address

Accountant	Occupation

EXECUTED as a DEED by
ADRIAN GRIFFIN

/s/ Adrian Griffin

In the presence of:

/s/ Theresa Brucciani	Signature of Witness

Theresa Brucciani	Name

290 Railway PDE, West Leederville WA 6007	Address

Administrator	Occupation